Exhibit 99.1

                 KIMCO REALTY REPORTS RECORD OPERATING RESULTS,
           THIRD QUARTER FFO PER SHARE INCREASES 12.0 PERCENT TO $0.56

     Highlights:

     - FFO Increased 19.2 Percent to $138.6 Million

     - FFO Per Share Increased 12.0 Percent to $0.56

     - Net Income Increased 7.1 Percent to $91.4 Million, or $0.36 Per Share

     - Occupancy Increased to 95.0 Percent

     - Increased Earnings Guidance for 2006 and Established Earnings Guidance for 2007

    NEW HYDE PARK, N.Y., Oct. 30 /PRNewswire-FirstCall/ -- Kimco Realty Corporation (NYSE: KIM) today announced net income for the third quarter ended September 30, 2006 of $91.4 million compared to $85.3 million a year earlier, an increase of 7.1 percent. On a per share basis, net income for the quarter was $0.36 equal to the amount reported in the third quarter of 2005. All prior period per share amounts presented have been adjusted to reflect the Company's 2-for-1 stock split that was effective August 8, 2005.

    Kimco's third quarter funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 19.2 percent to $138.6 million from $116.3 million for the same period last year. On a per share basis, third quarter FFO increased 12.0 percent to $0.56 from $0.50 a year ago. Quarterly FFO excludes gains on dispositions of operating properties net of minority interests and joint venture properties of approximately $5.4 million, or $0.02 per share, in 2006 and approximately $5.6 million, or $0.02 per share, in 2005.

    For the nine months ended September 30, 2006, net income increased 15.8 percent to $296.4 million from $256.0 million for the same period last year. Net income per share increased 11.2 percent to $1.19 from $1.07 a year ago. FFO rose
17.6 percent to $396.5 million for the nine-month period ended September 30, 2006 from $337.2 million in the year earlier period. On a per share basis, FFO increased 12.4 percent to $1.63 from $1.45 reported a year ago. FFO for the nine months ended September 30, 2006 excludes gains on dispositions and transfers of operating properties net of minority interests and joint venture properties of approximately $43.5 million or $0.18 per share and approximately $26.3 million or $0.11 per share for the same period last year.

    FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

    During the quarter, occupancy in the Company's core holdings increased to
95.0 percent from 94.8 percent at June 30, 2006 and 94.2 percent a year earlier. Kimco's occupancy is the highest level in Company history. For the quarter, Kimco signed 131 new leases in the portfolio totaling 485,417 square feet and 103 lease renewals totaling 271,365 square feet. Year to date the Company has signed 361 new leases in this portfolio totaling approximately 1.3 million square feet and 315 lease renewals totaling 1.3 million square feet. The average increase in base rent for new leases signed for same space leases was 22.9 percent and 17.6 percent for the quarter and twelve months ended September 30, 2006, respectively.

    Investment Activity

    Pan Pacific Merger

    Kimco anticipates completing its merger with Pan Pacific Retail Properties on October 31, 2006. Pan Pacific shareholders will be entitled to receive the $70 per share merger consideration in the form of $60 cash and $10 in newly issued Kimco common stock. Kimco will also assume Pan Pacific's senior unsecured notes totaling $630 million. In conjunction with Kimco's strategy to grow its investment management business, the Company will be completing, its previously announced arrangement with Prudential Real Estate Investors to own and operate the Pan Pacific portfolio in which Kimco will maintain a 15 percent ownership interest and clients of Prudential will maintain an 85 percent ownership interest. Prudential, on behalf of institutional investors in three of its portfolios, will invest approximately $1.1 billion in the venture. Kimco will manage the portfolio and earn traditional fees, including leasing commissions, property management fees and construction management fees from the portfolio.

    U.S. Acquisitions

    - Kimco, in its co-investment program with UBS Wealth Management, has recently acquired interests in 15 shopping center properties totaling $525.8 million, including the previously announced acquisition of Airport Plaza for $95.1 million. The property acquisitions included a $158 million portfolio consisting of ten shopping centers located throughout Florida, nine of which are anchored by a Publix supermarket. The properties total 722,000 of gross leasable area and are approximately 97.2 percent leased. The venture acquired The Shops at Kildeer, a 100 percent leased shopping center located in Kildeer, Illinois, a growing suburb of Chicago. The Shops at Kildeer was acquired for approximately $47.4 million. The venture also acquired Riverwalk Marketplace in Duluth, Georgia, for $20.4 million. Riverwalk Marketplace is a recently constructed 78,000 square foot shopping center anchored by a 68,000 square foot Whole Foods grocery store.

      In addition, two properties were purchased from existing Kimco joint ventures with other partners for the UBS Wealth Management program. Dulles Town Crossing, a 100 percent leased 737,500 square foot shopping center located in Sterling, Virginia, was acquired for $109.0 million and 280 Metro Center, located in Colma, California, also 100 percent leased and totaling 214,000 square feet was acquired for $96.0 million.

    - The Company's co-investment program with GE Pension Trust, acquired Cypress Towne Center, located in Cypress, Texas, for $39.0 million. Cypress Towne Center is a 196,000 square foot shopping center shadow anchored by Target and developed by Kimco Developers, Inc. This recently completed center is 96.0 percent leased to 19 tenants including TJ Maxx, Ross Dress For Less, Pier 1 Imports and Petsmart.

    - Kimco has completed the acquisition of six additional properties included in the previously announced Puerto Rico portfolio acquisition of seven shopping centers totaling $448 million. The Company expects to acquire the final property during the fourth quarter.

    - As previously announced, Kimco has agreed to acquire a high quality portfolio of 19 shopping centers for a total of approximately $920 million in conjunction with GE Real Estate's pending transaction with Crow Holdings. The properties, which are 98.5 percent leased, total approximately 3.6 million square feet of gross leasable area located in major markets across the country, including New York, San Francisco, and Washington, D.C. This portfolio is also targeted for the Company's co-investment program.

    U.S. Preferred Equity Investments

    During the quarter, Kimco invested approximately $26.2 million in seven preferred equity transactions that consisted of 14 properties. In addition, the Company invested $4.7 million in two separate preferred equity transactions subsequent to quarter end. The significant investments during the quarter were:

    - A $10.1 million investment in a portfolio of eight properties located in the Boston metro area totaling 752,990 square feet.

    - A $5.1 million investment in a mixed use building in downtown New York
      City.

    - A $3.0 million investment in an 80,000 square foot shopping center located in Shreveport, Louisiana.

    Mexico Investments

    Since the second quarter, Kimco has closed on three new development projects in Mexico. Upon completion, the total cost of these projects will be approximately $87.0 million. A summary of the new development activity is as follows:

    - Plaza San Juan del Rio, located in Queretaro, Mexico, is a 223,000 square foot development that includes an existing ground leased WalMart shopping center. Kimco will develop an additional 138,000 square feet in the second phase of development. Total cost for this acquisition and development will be approximately $17.0 million.

    - Plaza Progresso located in Mexicali, Mexico, is a development consisting of 421,000 square feet of retail space, to be anchored by WalMart, Cinepolis and Dorians. Total cost upon completion of this project will be approximately $29.0 million.

    - Multiplaza Miguel Aleman, located in Monterrey, Mexico, is a 386,000 square foot shopping center development that will be anchored by a 97,000 square foot HEB Supermarket. Upon completion the project will cost approximately $41.0 million.

    In addition, Kimco provided a $5.3 million participating mortgage secured by Pabellon Shopping Plaza located in Guadalajara, Mexico, and transferred a recently completed HEB anchored development in Monterrey to Kimco's Mexican joint venture with GE Real Estate. In Mexico, Kimco currently owns interests in 11 stabilized shopping centers totaling 2.0 million square feet and has 11 shopping center projects under development that will total 4.3 million square feet upon completion. Five of the development projects are substantially complete and will be open and operating by year end.

    The Company, through its joint venture with American Industries, acquired a 186,000 square foot multi-tenant industrial facility anchored by International Paper for $8.0 million. Kimco owns a 50 percent interest in the venture that now owns a portfolio of 60 industrial properties.

    Canadian Investments

    As previously announced, during the quarter Kimco funded a $45.1 million preferred equity interest in the $183 million Faubourg Boisbriand Retail Development, a new development project that will consist of 1.2 million square feet. In partnership with other institutional investors, Kimco is redeveloping the former General Motors plant located in Montreal, Quebec. Anchor retailers will include Costco, Sobey's, Zellers and Home Outfitters.

    The Company also recently acquired two additional self storage properties totaling $4.1 million in its preferred equity joint venture with Apple Self Storage. The Apple / Kimco joint venture currently owns and operates 12 self storage facilities in Eastern Canada. In addition, Kimco has agreed to extend and increase an existing secured financing arrangement with Whiterock REIT in Canada to CDN$45.0 million from CDN$12.0 million, in order to enable them to complete approximately CDN$100.0 miilion of acquisitions in their pipeline.

    U.S. Development Activities

    During the quarter, Kimco's merchant development business, Kimco Developers, Inc. (KDI), sold one completed project and portions of three additional projects, as well as realizing proceeds from three earn-out contracts, for gross proceeds of approximately $62.5 million. In aggregate, these sales resulted in a gain on sale of $6.4 million, net of taxes. In addition, KDI acquired a 39 acre parcel for development in Frisco, Texas, a Northern Suburb of Dallas, for approximately $13.6 million. When completed, this ground up development project will be a 275,000 square foot retail center.

    Increased Earnings Guidance

    As a result of the Company's continued strong operating results, Kimco's management increased its projection for FFO per share to $2.18 - $2.20 for the full year ending December 31, 2006. This estimate is a $0.02 increase from the range of guidance management provided last quarter. Management also provided initial guidance for FFO per share for the year ending December 31, 2007 between $2.37 and $2.47.

    Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 1,138 properties comprising approximately 149.5 million square feet of leasable space located throughout 44 states, Puerto Rico, Canada and Mexico. For further information refer to the Company's web site at http://www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2005. Copies of each filing may be obtained from the Company or the SEC.

    Contact:
    Kimco Realty Corporation
    Scott Onufrey
    (516) 869-7190

                            Kimco Realty Corporation
                   Condensed Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                Three Months Ended              Nine Months Ended
                                                   September 30,                   September 30,
                                           ----------------------------    ----------------------------
                                               2006            2005            2006            2005
                                           ------------    ------------    ------------    ------------
Revenues from rental
 property                                  $    153,789    $    128,311    $    446,078    $    381,507
                                           ------------    ------------    ------------    ------------
Rental property expenses:
  Rent                                            2,978           2,558           8,835           7,671
  Real estate taxes                              19,821          16,471          57,145          48,502
  Operating and maintenance                      18,664          13,576          53,938          44,253
                                           ------------    ------------    ------------    ------------
                                                 41,463          32,605         119,918         100,426
                                           ------------    ------------    ------------    ------------

Net operating income                            112,326          95,706         326,160         281,081

Income from other real
 estate investments                              27,192          13,085          60,939          41,098
Mortgage financing income                         2,847           3,303          15,758           9,873
Management and other fee
 income                                           9,819           6,946          29,554          22,076
Depreciation and
 amortization                                   (36,842)        (25,902)       (101,714)        (77,496)
                                           ------------    ------------    ------------    ------------
                                                115,342          93,138         330,697         276,632

Interest, dividends
 and other investment
 income                                          14,109           9,134          38,453          17,607
Other income / (expense),
 net                                               (159)         (1,810)          8,740           9,346

Interest expense                                (45,384)        (33,652)       (127,297)        (92,287)
General and
 administrative expenses                        (22,624)        (14,084)        (55,923)        (38,834)
                                           ------------    ------------    ------------    ------------

                                                 61,284          52,726         194,670         172,464
Benefit/(provision) for
 income taxes                                    (2,454)            935            (775)         (3,892)
Equity in income of real
 estate joint ventures,
 net                                             29,286          18,052          72,798          57,140
Minority interests in
 income, net                                     (5,746)         (3,612)        (19,561)        (10,582)

Gain on sale of development
 properties net of tax
 of $4,262, $2,433, $9,893
 and $9,575, respectively                         6,394           8,121          14,840          18,835
                                           ------------    ------------    ------------    ------------
Income from continuing
 operations                                      88,764          76,222         261,972         233,965
                                           ------------    ------------    ------------    ------------

Discontinued Operations:
  Income from discontinued
   operating properties                           1,394           3,526           3,998           7,482
  Minority interest in
   income from discontinued
   operating properties                              (7)            (51)         (1,522)           (129)
  Loss on operating properties
   held for sale/sold                                --              --            (813)         (2,615)
  Gain on disposition of
   operating properties                           1,276           4,964          31,331          14,425
                                           ------------    ------------    ------------    ------------
  Income from discontinued
   operations                                     2,663           8,439          32,994          19,163
                                           ------------    ------------    ------------    ------------

  Gain on transfer of
   operating properties(1)                           --              --           1,394           2,301
  Loss on transfer of
   operating properties(1)                           --              --              --            (150)
  Gain on sale of operating
   properties(1)                                     --             682              --             682
                                           ------------    ------------    ------------    ------------
                                                     --             682           1,394           2,833
                                           ------------    ------------    ------------    ------------

  Net income                                     91,427          85,343         296,360         255,961

  Preferred stock
   dividends                                     (2,909)         (2,909)         (8,728)         (8,728)
                                           ============    ============    ============    ============
  Net income available to
   common shareholders                     $     88,518    $     82,434    $    287,632    $    247,233
                                           ============    ============    ============    ============

Per common share:
  Income from continuing operations:
    - Basic                                $       0.36    $       0.33    $       1.08    $       1.01
                                           ============    ============    ============    ============
    - Diluted                              $       0.35(3) $       0.32(3) $       1.05(2) $       0.99(3)
                                           ============    ============    ============    ============
  Net income:
    - Basic                                $       0.37    $       0.36    $       1.21    $       1.09
                                           ============    ============    ============    ============
    - Diluted                              $       0.36(3) $       0.36(3) $       1.19(2) $       1.07(3)
                                           ============    ============    ============    ============

Weighted Average Share
 Information

                                                Three Months Ended               Nine Months Ended
                                                   September 30,                   September 30,
                                           ----------------------------    ----------------------------
For earnings per share
 calculations:                                 2006            2005            2006            2005
----------------------------------------   ------------    ------------    ------------    ------------
Weighted average shares -
  - Basic                                       241,002         227,017         236,789         226,310
                                           ============    ============    ============    ============
  - Diluted                                     246,146(3)      231,733(3)      242,385(2)      230,585(3)
                                           ============    ============    ============    ============

    Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

    (1) Included in the calculation of income from continuing operations per share in accordance with SEC guidelines.

    (2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income would be increased by $747 for the nine months ended September 30, 2006.

    (3) The potential impact if certain units were converted to common stock at the beginning of the period would have an anti-dilutive effect on net income and therefore have not been included.

                            Kimco Realty Corporation
                              Funds From Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                         Three Months Ended           Nine Months Ended
                                            September 30,               September 30,
                                      -------------------------   -------------------------
                                          2006          2005          2006          2005
                                      -----------   -----------   -----------   -----------
Funds From Operations(1)
Net income                            $    91,427   $    85,343   $   296,360   $   255,961
Gain on disposition of
  operating properties,
  net of minority
  interests                                (1,283)       (5,646)      (31,072)      (17,408)
Gain on disposition of
 joint venture operating
 properties                                (4,120)           --       (12,442)       (8,930)
Depreciation and
 amortization                              36,934        26,671       102,228        80,563
Depreciation and
 amortization - real
 estate joint ventures                     18,550        12,807        50,168        35,786
Preferred stock dividends                  (2,909)       (2,909)       (8,728)       (8,728)
                                      -----------   -----------   -----------   -----------

Funds from operations(1)              $   138,599   $   116,266   $   396,514   $   337,244
                                      ===========   ===========   ===========   ===========

Per common share:
  - Basic                             $      0.58   $      0.51   $      1.67   $      1.49
                                      ===========   ===========   ===========   ===========
  - Diluted (2)                       $      0.56   $      0.50   $      1.63   $      1.45
                                      ===========   ===========   ===========   ===========

Weighted Average Share
 Information

                                         Three Months Ended           Nine Months Ended
                                            September 30,               September 30,
                                      -------------------------   -------------------------
For funds from operations
 per share calculations:                  2006          2005          2006          2005
----------------------------------    -----------   -----------   -----------   -----------
Weighted average shares -
  - Basic                                 241,002       227,017       236,789       226,310
                                      ===========   ===========   ===========   ===========
  - Diluted (2)                           252,622       236,499       247,546       235,352
                                      ===========   ===========   ===========   ===========

    (1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

    (2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $2,544 and $1,739 for the three months ended September 30, 2006 and 2005, respectively, and $6,733 and $4,954 for the nine months ended September 30, 2006 and 2005, respectively, reflecting the distributions associated with these units.

                            Kimco Realty Corporation
                      Condensed Consolidated Balance Sheets
                        (In thousands, except share data)
                                   (Unaudited)

                                                  September 30,    December 31,
                                                      2006            2005
                                                  -------------   ------------
Assets:
 Operating real estate, net of
  accumulated depreciation of
  $798,418 and $740,127, respectively             $   3,963,461   $   3,209,158
 Investments and advances in real estate
  joint ventures                                        880,682         735,648
 Real estate under development                          911,267         611,121
 Other real estate investments                          443,841         283,035
 Mortgages and other financing receivables              157,213         132,675
 Cash and cash equivalents                              102,795          76,273
 Marketable securities                                  191,844         206,452
 Accounts and notes receivable                           75,763          64,329
 Other assets                                           396,940         215,945
                                                  -------------   -------------
                                                  $   7,123,806   $   5,534,636
                                                  =============   =============
Liabilities:
 Notes payable                                    $   2,583,912   $   2,147,405
 Mortgages payable                                      494,961         315,336
 Construction loans payable                             273,750         228,455
 Dividends payable                                       89,803          78,169
 Other liabilities                                      396,556         255,213
                                                  -------------   -------------
                                                      3,838,982       3,024,578
                                                  -------------   -------------
 Minority interests                                     367,699         122,844
                                                  -------------   -------------

Stockholders' Equity:
Preferred stock, $1.00 par value,
 authorized 3,600,000 shares
   Class F Preferred Stock, $1.00 par
   value, authorized 700,000 shares
     Issued and outstanding 700,000 shares                  700             700
     Aggregate liquidation preference $175,000

 Common Stock, $.01 par value, authorized
  300,000,000 shares
  Issued 241,918,360 shares;                              2,414           2,281
  outstanding 241,371,780 shares
  at September 30, 2006; Issued and
  outstanding 228,059,056 shares
  at December 31, 2005

Paid-in capital                                       2,761,250       2,255,332
Retained earnings                                       101,830          59,855
                                                  -------------   -------------
                                                      2,866,194       2,318,168
Accumulated other comprehensive income                   50,931          69,046
                                                  -------------   -------------
                                                      2,917,125       2,387,214
                                                  -------------   -------------
                                                  $   7,123,806   $   5,534,636
                                                  =============   =============

                            Kimco Realty Corporation
       Reconciliation of Projected Diluted Net Income Per Common Share to
                Projected Funds From Operations Per Common Share
                                   (Unaudited)

                                              Projected                Projected Range
                                            Full Year 2006              Full Year 2007
                                      -------------------------   -------------------------
                                          Low           High          Low           High
                                      -----------   -----------   -----------   -----------
Projected diluted earnings
 per common share                     $      1.54   $      1.59   $      1.62   $      1.79
Projected depreciation
 and amortization                            0.56          0.56          0.56          0.57
Projected depreciation
 and amortization from real
 estate joint ventures, net
 of minority interests                       0.28          0.28          0.29          0.31
Gain on disposition of
 operating properties                       (0.14)        (0.16)        (0.05)        (0.10)
Gain on disposition of joint
 venture operating properties               (0.06)        (0.07)        (0.05)        (0.10)
                                      -----------   -----------   -----------   -----------
Projected FFO per diluted common
 share                                $      2.18   $      2.20   $      2.37   $      2.47
                                      ===========   ===========   ===========   ===========

    Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

SOURCE  Kimco Realty Corporation
    -0-                             10/30/2006
    /CONTACT:  Scott Onufrey of Kimco Realty Corporation, +1-516-869-7190/